Exhibit 10.44

Daniel Rosensweig Key Executive New Hire Retention Agreement

                Pursuant to the Yahoo! Inc. Key Executive New Hire Retention Plan, it is hereby agreed that:

1.             If Daniel Rosensweig (“Rosensweig”) remains continuously employed with Yahoo! for one year, he will be entitled to a retention bonus of in the amount of $675,000, pursuant to the Yahoo! Inc. Key Executive New Hire Retention Program.

2.             If Rosensweig remains continuously employed with Yahoo!, he will be entitled, on his second anniversary of employment with Yahoo!, to an additional retention bonus in the amount of $525,000, also pursuant to the Yahoo! Inc. Key Executive New Hire Retention Program.

3.             If Rosensweig remains continuously employed with Yahoo!, he will be entitled, on each of his third and fourth anniversaries of employment with Yahoo!, to an additional retention bonus on each of those anniversaries in the amount of $150,000, also pursuant to the Yahoo! Inc. Key Executive New Hire Retention Program.

4.             By written request to the Yahoo! Senior Vice-President of Human Resources no later than 30 days after Rosensweig signs this Agreement, Rosensweig may defer receipt of any particular retention bonus payment until his fourth anniversary of employment with Yahoo! or the cessation of his employment with Yahoo!, whichever comes first.  If Rosensweig defers payment, Yahoo! will add to Rosensweig’s retention bonus an interest payment at an interest rate equal to the short-term Applicable Federal Rate with annual compounding as determined under section 1274(d) of the Internal Revenue Code of 1986, as amended, (“AFR”) at the time of the deferral election.

5.             If, before his fourth anniversary of employment with Yahoo!, Yahoo! terminates Rosensweig without Cause or Rosensweig terminates his employment for Good Reason, as those terms are defined in Rosensweig’s employment offer letter dated April 21, 2002, Rosensweig will be entitled, on Rosensweig’s final date of employment, to the remaining retention bonus which would have been available to Rosensweig under this Agreement if Rosensweig had remained employed through his fourth anniversary of employment with Yahoo!.

SO AGREED.

DANIEL ROSENSWEIG

/s/ Daniel Rosensweig

YAHOO! INC.

/s/ Libby Sartain

By: Libby Sartain

Its:  Senior Vice President, Human Resources